Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-185004, 333-95595, 333-107489, 333-113943 and 333-148096) and Form S-3 (File No. 333-178557) of our report dated November 14, 2013 (May 16, 2014 as to the effects of the discontinued operations described in Note 3 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries, appearing in Tyco International Ltd.’s Current Report on Form 8-K dated May 16, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 16, 2014